Ross Miller
Secretary of State
206 North Carson Street
Carson City, Nevada 69701-4299          Document number: 20070164051
(775) 684-5708                          Filing Date and Time: 03/07/2007 1:40 PM
                                        Entity Number: E0158722007-6



Articles of Incorporation
(Pursuant to NRS 78)



Name of Corporation: Arise Technologies Inc.

Resident Agent Home and Street Address: Incorp Services Inc., 3155 Patrick Ln., Las Vegas, Nevada 89120-2481

Shares: Number of shares with par value: 500,000,000
         Par value per share: 0.0001
         Number of shares without par value: 0

Names and Addresses of the Board of Directors/Trustees:

         Chuan-Chen Hu (Jason), 300 Center Ave., Suite 202,
         Bay City, Michigan 48708

Purposes: The purpose of this Corporation shall be:
         The purpose for which the corporation is organized are to engage primarily in any

Name, Address and Signature of Incorporator:     /s/
         Billie Cnudde, 300 Center Ave., Suite 202, Bay City, Michigan 48708

Certificate of Acceptance of Appointment of Resident Agent:
         I hereby accept appointment as Resident Agent for the above named corporation:

         /s/ blank, 03/07/07

Article 3 continued. . .

1. The total number of shares of stock which the Corporation shall have authority to issue is 500,000,000 shares with a par value of $0.0001 per share and having a total stated capital of $500,000,000. Of the 500,000,000 shares, 450,000,000 shares are to e Class A Common stock and 50,000,000 to be preferred shares.

The Board of Directors is authorized to issue the capital stock in one or more classes or one or more series of stock within any class thereof and which classes or series may have such voting powers full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, shall be stated and expressed in the resolution or resolutions providing for the use issue of such stock adopted by the Board of Directors,

Article 5 continued. . .

5 type of business, investment or other pursuit or activity, whether retail or wholesale, whether commercial or industrial; and to perform any and all other lawful acts or purposes as are or may be granted to corporate entities under the laws of the State of Nevada and by any other state or foreign country. The corporation may conduct its business anywhere within the States of the United States or in any foreign country, without in any way limiting the foregoing powers. It is hereby provided that the corporation shall have the power to do any and all acts and things that may be reasonably necessary or appropriate to accomplish any of the foregoing purposes for which the corporation is formed.